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                                   EXHIBIT 10

                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of the 21st day of August 1996, by and between OHM Corporation (hereinafter referred to as "OHM") and Joseph R. Kirk (hereinafter referred to as "Executive").

         WHEREAS, Executive is one of the founders of OHM and contributed, for nearly three decades, to the growth and success of OHM;

         WHEREAS, Executive is a recognized industry leader in the business of hazardous waste remediation;

         WHEREAS, OHM desires to enter into an employment agreement to ensure that Executive's services will remain available exclusively for the benefit of OHM;

         NOW THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which hereby is acknowledged, and intending to be legally bound, OHM and Executive agree as follows:

         1. DEFINITIONS. As used in this Agreement, any reference to OHM shall include its predecessors and successors and, in their capacities as such, all of its past, present and future shareholders, directors, officers, employees, representatives, attorneys, and assigns, as well as all its affiliates, controlling corporations, divisions and subsidiaries, and any reference to Executive shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, successors, agents and assigns.

         2. SCOPE OF EMPLOYMENT. Executive agrees to provide services to OHM during the Employment Period (as defined below) as directed from time to time by the Chief Executive Officer of OHM or his delegate, including, but not limited to, the following:

             - Executive shall assist the Company from time to time as necessary in the assessment, evaluating and performance of significant hazardous waste remediation opportunities.

             - Executive shall provide advice to OHM from time to time related to its emergency response services.

             - Executive shall from time to time participate as a member of OHM's high hazard review committee to assist OHM in the evaluation of OHM's performance of certain high risk activities, including site visits, job scoping and technical evaluation.

             - Executive shall from time to time assist and provide direction to OHM with respect to the selection, design and modification of equipment.

             - Executive shall from time to time provide advice to OHM as to equipment and resource allocation and utilization.

             - Executive shall from time to time assist OHM with respect to sales and marketing to OHM's clients.

             - Executive shall from time to time provide advice and recommendations to OHM


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                          with respect to compliance with internal policy and
                          regulatory directives.

        3. CONSIDERATION. OHM hereby agrees to provide Executive with the following benefits:

            (a) Except as set forth in Paragraph 4, Executive shall remain an OHM employee for a period of five years from September 1, 1996 and through the earlier of (i) August 31, 2001, or (ii) the termination of the Agreement pursuant to Paragraph 4 of this Agreement (the "Employment Period"); and shall be paid an initial annual salary of $250,000; such annual salary amount shall decrease by $25,000 during each of the next four successive years, in each case less all applicable income and other withholdings;

            (b) Continued life insurance, disability and accidental death and dismemberment benefits in the amounts and type provided to other senior executives of OHM through the Employment Period;

            (c) Continued health care insurance coverage in the amounts and type provided to other senior executives of OHM through the Employment Period;

            (d) All options granted to Executive prior to the date hereof under the OHM 1986 Stock Option Plan (the "Plan") shall be and remain fully exercisable through the Employment Period (to the extent such options are exercisable and become vested during the Employment Period pursuant to the terms of the agreements evidencing such options). Executive shall not be entitled to additional stock option grants during the Employment Period; and

            (e) Benefits and perquisites, in the amounts and type provided as of the date hereof to the Executive.

        In the event of any Change in Control (as defined below) of OHM, the Executive's employment shall terminate and all amounts due and payable pursuant to paragraph 3(a) for the remaining unfulfilled term of the Employment Period shall be payable in full and the Executive shall be reimbursed for the cost of continuing health insurance coverage during the 18 month period following the termination of his employment. This Agreement shall not limit any other benefit which may be payable to the Executive in the event of a Change in Control of OHM pursuant to any other retirement, benefit or other compensation plan in which the Executive participates.

        A "Change in Control" shall have occurred if at any time during the Employment Period any of the following events shall occur:

            (i) OHM is merged, or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the shareholders of OHM immediately prior to such transactions;

           (ii) OHM sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of which are held in the aggregate by the shareholders of OHM immediately prior to such sale;
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          (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of OHM;

           (iv) OHM files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 13A (or any successor schedule, form or report or item therein) that a change in control of OHM has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

            (v) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of OHM cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by OHM's shareholders, of each Director of OHM first elected during such period was approved by a vote of at least two-thirds of the Directors of OHM then still in office who were Directors of OHM at the beginning of any such period.

        Notwithstanding the foregoing provisions, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) OHM, (ii) an entity in which OHM directly or indirectly beneficially owns 50% or more of the voting securities of such entity, or (iii) any OHM employee stock ownership plan or any other employee benefit plan of OHM, either files or becomes obligated to file a report or a proxy statement under or in response to
Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of voting securities, whether in excess of 25% or otherwise, or because OHM reports that a change in control of OHM has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

        4. TERMINATION. This Agreement shall terminate and no further obligations shall be due and owing by OHM or the Executive in the event:

            (a) OHM terminates Executive for "Cause" ("Cause" is defined herein as the engagement by the Executive in any illegal activity, or wilful misconduct which is materially adverse to OHM's best interests); or

            (b) Executive terminates this Agreement upon 180 days' notice.


        5. RESTRICTIVE COVENANT AND CONFIDENTIAL INFORMATION. Executive acknowledges that during the course of his employment with OHM, he has access to and is entrusted with confidential and proprietary information including, but not limited to, information concerning sales processes and procedures; costs; general business procedures and operations; sales and/or profits; financial matters; merchandising, sales and marketing strategies and techniques; expansion plans; methods of doing business



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or servicing customers; methods of pricing or charging for services; business forms developed by or for OHM; form and content of proposals, reports and analyses; names of suppliers, personnel, customers and potential customers; advertising sources and potential advertising sources; bids; contracts; proposals; software programs, however embodied; and information about or belonging to customers, potential customers, suppliers and others. Accordingly, Executive specifically agrees, during the Employment Period, not to: (a) engage in any business activity in direct or indirect (as a principal, shareholder, partner, or financier) competition with the business of OHM; (b) request directly or indirectly, that any present or potential customer or supplier, cancel, limit or postpone their business with OHM; or (c) hire or solicit for employment, directly or indirectly, or actively attempt to influence, any OHM employee or independent contractor to terminate his relationship with OHM.

        6. INJUNCTIVE RELIEF. Executive acknowledges that any breach by him of Paragraph 5 of this Agreement would substantially and materially impair and irreparably harm OHM's business and goodwill; that such impairment and harm would be difficult to measure and, therefore, total compensation is solely monetary terms would be inadequate. Executive therefore agrees that in the event of any breach or threatened breach by him of Paragraph 5, OHM shall be entitled, in addition to monetary damages or other remedies, to equitable relief, including injunctive relief.

        7. BREACH. In the event of a breach of this Agreement, the non-breaching party shall provide written notice to the breaching party of the specific nature of the breach. The breaching party shall have ten days to cure the breach. If the breaching party disputes any allegation of breach, the issue shall be submitted by the parties to binding arbitration within 10 days and a decision by the arbitrator (who shall be mutually acceptable to the parties) shall be reached 30 days thereafter. The arbitration shall occur pursuant to the rules of the American Arbitration Association. If the breaching party fails to cure the breach within the time specified above and either (i) fails to submit the issue to arbitration within such time period allowed above, or (ii) fails to prevail in any such arbitration, the non-breaching party may enforce its rights under this Agreement in any court of competent jurisdiction. The non-prevailing party in any proceeding shall reimburse the prevailing party for the reasonable costs and expenses, including attorneys' fees incurred.

        8. COOPERATION. Executive further agrees that, subject to reimbursement by OHM of reasonable out-of-pocket costs and expenses including reasonable costs and expenses of Executive's counsel, if any, Executive will fully cooperate with OHM and its counsel with respect to any matter (including litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved during the term of employment with OHM or during any period under this Agreement pursuant to which Executive received benefits from OHM. Such cooperation shall include appearing from time to time at OHM or OHM's counsel for conferences and interviews and generally providing OHM and its counsel with the full benefit of Executive's knowledge with respect to any such matter. Subject to the advice of his counsel, Executive agrees to cooperate with OHM in any matter, litigation, investigation or governmental proceeding, and to do so in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

         9. CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Captions herein are inserted for convenience, do not constitute a part of this Agreement, and shall not be admissible for the purpose of proving the intent of the parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.
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        10. ENTIRE AGREEMENT. This Agreement contains and constitutes the entire understanding and Agreement between the parties hereto respecting the subject matter hereof and supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith. Neither of the parties hereto has relied upon any representation made by or on behalf of the other party and the same are not enforceable except to the extent set forth in writing in this Agreement.

        11. INDEMNIFICATION. Notwithstanding anything to the contrary contained herein, that certain Indemnification Agreement entered into between OHM and Executive dated as of August 5, 1986 shall continue in full force and effect and nothing contained herein shall in any manner be construed to limit or restrict OHM's obligation to indemnify, defend and hold harmless Executive from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or awarded against Executive in each case arising out of or in connection with or by reason of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was at anytime a director, employee or officer of OHM or any of its subsidiaries or otherwise arising out of or in connection with this Agreement or Executive's relationship with OHM.

        IN WITNESS WHEREOF, all parties have set their hands to this Agreement as of the date written above.

Witness:

Patricia L. Shuck                            /s/ Joseph R. Kirk
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                                             Joseph R. Kirk

Attest:                                     OHM CORPORATION

Pamela K.M. Beall                            By: /s/ John J. Ray
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Assistant Secretary                          Title: Vice President